Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

CADMUS COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

Continued Year-over-Year Improvement and Debt Reduction

RICHMOND, VA (January 29, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced net sales of $115.3 million for the second quarter of its fiscal year 2004, an increase of 1% from $113.7 million in last year’s second quarter. Operating income was $8.8 million and net income was $3.1 million, or $0.33 per share, for the second quarter of fiscal 2004, compared with an operating loss of $0.6 million and a net loss of $3.2 million, or a loss of $0.35 per share, in the second quarter of fiscal 2003.

Adjusted as described below1, operating income for the second quarter of fiscal 2004 was $8.8 million, an increase from $8.3 million in the prior year period, and income was $3.1 million, or $0.33 per share, for the second quarter of fiscal 2004, an increase from $2.7 million2, or $0.30 per share, in last year’s second quarter.

Highlights for the second quarter were as follows:

•	Net sales increased 1% compared to last year’s second quarter led by continued strong growth in STM content services and specialty packaging;
•	Operating income rose 6% to $8.8 million and operating profit margins increased to 7.6%;
•	EBITDA rose 5% to $13.7 million and EBITDA margins rose to 11.8%;
•	Total debt (including securitization) decreased by $2.1 million during the quarter, after giving effect to capital spending of $2.6 million; and
•	Interest expense and securitization costs declined to $3.7 million, down from $3.9 million in last year’s second quarter.

Bruce V. Thomas, president and chief executive officer, remarked, “We are pleased with the sequential and year-over-year improvement in net sales and operating income for the quarter, which we achieved despite continued pricing pressures in the special interest magazine market. The improvement was broad-based. We experienced a solid increase in page counts in our scholarly publishing business, which positively impacted both STM content services and journal print volume. In addition, our specialty packaging business had another very strong quarter, posting double-digit top-line growth and improving margins. In this business, we are continuing our shift toward longer-term relationships and into the attractive health care and pharmaceutical markets. At the same time, our special interest magazine business continues to face challenging market conditions, and we remain focused on managing costs and rationalizing volume between our two plants to improve the overall profitability of this business.”

[1]	Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non GAAP measures and the rationale for their inclusion in this release.

[2]	The Company adopted SFAS 142 in the first quarter of fiscal 2003 and, as a result, there was a cumulative effect of the a change in accounting principle for that period.

Thomas continued, “We are very pleased with the progress we are making in leveraging our offshore capabilities. These capabilities are helping us enter new markets, grow our revenues, and improve our overall returns. This past quarter, we used our India-based content processing capabilities to help us secure “core vendor” status for a major educational publisher. This is an exciting new market for Cadmus. We also leveraged our Global Packaging Solutions facilities in the Dominican Republic and Costa Rica to win new business and to drive growth particularly in the consumer products segment of our packaging business.”

Finally, Thomas stated, “We also are pleased to announce the very successful completion of the refinancing of our bank credit facility, which was to mature March 31, 2004. The senior secured bank credit facility provides for a $100 million revolving credit facility that will mature in January, 2008. With this new facility, Cadmus is well positioned to sustain the momentum we have achieved over the past eight quarters and to support accelerated growth and more aggressive expansion into other content-rich markets as we move forward.”

Second Quarter and Year-to-Date Operating Results Review

Net sales for the fiscal second quarter totaled $115.3 million compared with $113.7 million last year, an increase of 1%. Publisher Services segment sales were $97.3 million, a decrease of less than 1% from $98.2 million last year. This decrease was a result of continued pricing pressures in the special interest magazine business offset by continued growth in STM services. Specialty Packaging segment sales were $18.0 million, an increase of 16% from $15.5 million, as this division continued to gain new projects from existing customers and to win new accounts.

Operating income, adjusted as described below, was $8.8 million or 7.6% of net sales in the second quarter, compared to $8.3 million or 7.3% of net sales last year3. Cash generated from operations resulted in a decrease in total debt (including $29.3 million related to securitization) of $2.1 million for the quarter. Income, adjusted as described below, totaled $3.1 million, or $0.33 per share, for the fiscal second quarter compared with $2.7 million, or $0.30 per share, in last year’s second quarter.

Net sales for the first six months of fiscal 2004 totaled $222.2 million compared with $219.1 million last year, an increase of 1%. Publisher Services segment sales were $189.6 million, down less than 1% from $191.3 million last year. Specialty Packaging segment sales were $32.6 million, an increase of 17% from $27.8 million last year. For the six months ended December 31, 2003, operating income, adjusted as described below, was $16.0 million, or 7.2% of net sales, compared to $15.5 million, or $7.1% of net sales last year.4 Income for the first six months, adjusted as described below, totaled $5.2 million, or $0.57 per share, compared to $4.7 million, or $0.51 per share, last year.5 Cash flows generated from operations, offset by the $7.8 million cash contribution to the frozen defined benefit pension plan in the first quarter of fiscal 2004, were used to reduce total debt (including securitization) by $0.5 million during the first six months of fiscal 2004.

Outlook for Fiscal 2004

Commenting on the Company’s outlook for the remainder of fiscal 2004, Mr. Thomas stated, “We believe that we are in a position to sustain our track record of year-over-year improved earnings throughout fiscal 2004 and, assuming that industry and economic conditions do not deteriorate further and we obtain the expected benefits from our key initiatives, our target for fiscal 2004 remains unchanged. We expect total debt reduction for the fiscal year to be in the $4-8 million range, giving effect to the first quarter pension contribution.”

[3]	On a GAAP basis, operating income of $8.8 million was 7.6% of net sales for the second quarter of fiscal 2004, compared to an operating loss of $0.6 million, or (0.5)% of net sales in last year’s second quarter.
[4]	On a GAAP basis, operating income of $15.9 million was 7.2% of net sales for the six months ended December 31, 2003, compared to $6.6 million, or 3.0% of net sales for the comparable period last year.
[5]	On a GAAP basis, income before the cumulative effect of a change in accounting principle was $5.2 million, or $0.56 per share, for the six months ended December 31, 2003, compared to a loss of $1.2 million, or a loss of $0.14 per share, last year.

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” adjusted to exclude restructuring and other charges of $0.1 million for the six months ended December 31, 2003 and $8.9 million for the three and six months ended December 31, 2002, (2) “income before cumulative effect of a change in accounting principle” adjusted in the same manner and for the same items as operating income, (3) “earnings per share” adjusted to exclude the restructuring and other charges in the same manner as operating income for the six months ended December 31, 2003 and the three and six months ended December 31, 2002, and to exclude the impact of the $56.3 million cumulative effect of a change in accounting principle for the six months ended December 31, 2002, which was recorded upon the Company’s adoption of SFAS 142; and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures, attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure; (2) the exclusion of the cumulative effect of a change in accounting principle permits comparisons without the impact of financial results driven solely by the adoption of new accounting pronouncements, and (3) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent quarter over quarter comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Net sales	$115,319	$113,696	$222,228	$219,121

Operating expenses:
Cost of sales	94,512	92,434	182,255	177,916
Selling and administrative	12,019	12,962	23,984	25,709
Restructuring and other charges	(13)	8,921	101	8,921

	106,518	114,317	206,340	212,546

Operating income (loss)	8,801	(621)	15,888	6,575

Interest and other expenses:
Interest	3,608	3,692	7,051	7,455
Securitization costs	134	176	255	364
Other, net	109	69	151	131

	3,851	3,937	7,457	7,950

Income (loss) before income taxes and cumulative effect of a change in accounting principle	4,950	(4,558)	8,431	(1,375)

Income tax expense (benefit)	1,880	(1,376)	3,261	(166)

Income (loss) before cumulative effect of a change in accounting principle	3,070	(3,182)	5,170	(1,209)

Cumulative effect of a change in accounting principle	—	—	—	(56,301)

Net income (loss)	$3,070	$(3,182)	$5,170	$(57,510)

Earnings per share, assuming dilution:
Income (loss) before cumulative effect of a change in accounting principle	$0.33	$(0.35)	$0.56	$(0.14)
Cumulative effect of a change in accounting principle	—	—	—	(6.25)

Net income (loss) per share	$0.33	$(0.35)	$0.56	$(6.39)

Weighted-average common shares outstanding	9,220	9,007	9,171	9,006

Cash dividends per common share	$0.05	$0.05	$0.10	$0.10

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003 (Unaudited)	June 30, 2003
Assets:
Cash and cash equivalents	$981	$566
Accounts receivable, net	32,028	30,123
Inventories	20,419	22,347
Other current assets	6,903	8,928
Property plant and equipment, net	106,074	107,853
Other assets, net	133,381	135,109

Total assets	$299,786	$304,926

Liabilities and shareholders’ equity:
Accounts payable	$34,210	$33,681
Accrued expenses and other current liabilities	25,132	31,255
Current maturities of long-term debt	9,600	12,800
Restructuring reserve	271	1,110

Total current liabilities	69,213	78,846

Total debt (net of securitization):
Senior bank debt (matures 3/31/04)	9,600	12,800
Senior subordinated notes (matures 6/1/09)	125,000	125,000
Subordinated promissory notes (matures 3/31/10)	6,415	6,415
Fair value of interest rate swap	1,779	2,590

Total debt (net of securitization)	142,794	146,805
Less current maturities of long-term debt	9,600	12,800

Total long-term debt	133,194	134,005

Other long-term liabilities	60,380	59,667
Shareholders’ equity	36,999	32,408

Total liabilities and shareholders’ equity	$299,786	$304,926

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended December 31		Six Months Ended December 31
	2003	2002	2003	2002
Net sales:
Publisher Services	$97,320	$98,164	$189,629	$191,320
Specialty Packaging	17,999	15,532	32,599	27,801

Total net sales	$115,319	$113,696	$222,228	$219,121

Operating income:
Publisher Services	$9,767	$10,563	$18,446	$20,050
Specialty Packaging	995	411	1,349	684
Unallocated/other	(1,959)	(2,624)	(3,782)	(5,187)
Loss on sale of fixed assets	(15)	(50)	(24)	(51)
Restructuring and other charges	13	(8,921)	(101)	(8,921)

Total operating income (loss)	$8,801	$(621)	$15,888	$6,575

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
	2003		2002		2003		2002
Capital expenditures	$2,602		$3,456		$8,140		$6,224

Operating income (loss), as reported	$8,801	7.6%	$(621)	(0.5)%	$15,888	7.2%	$6,575	3.0%
Restructuring and other charges (A)	(13)	—	8,921	7.8	101	—	8,921	4.1

Operating income, as adjusted	$8,788	7.6%	$8,300	7.3%	$15,989	7.2%	$15,496	7.1%

Income (loss) before cumulative effect of a change in accounting principle, as reported	$3,070	2.7%	$(3,182)	(2.8)%	$5,170	2.3%	$(1,209)	(0.6)%
Income tax expense	1,880	1.6	(1,376)	(1.2)	3,261	1.5	(166)	(0.1)

Income (loss) before income taxes and cumulative effect of a change in accounting principle, as reported	4,950	4.3	(4,558)	(4.0)	8,431	3.8	(1,375)	(0.7)
Restructuring and other charges (A)	(13)	—	8,921	7.8	101	—	8,921	4.1

Income before income taxes and cumulative effect of a change in accounting principle, as adjusted	4,937	4.3	4,363	3.8	8,532	3.8	7,546	3.4
Income taxes	1,877	1.6	1,658	1.4	3,296	1.5	2,868	1.3

Income before cumulative effect of a change in accounting principle, as adjusted	$3,060	2.7%	$2,705	2.4%	$5,236	2.3%	$4,678	2.1%

Earnings per share, assuming dilution:
Net income (loss), as reported	$0.33		$(0.35)		$0.56		$(6.39)
Cumulative effect of a change in accounting principle	—		—		—		6.25
Restructuring and other charges, net of taxes(A)	—		0.65		0.01		0.65

Earnings per share, assuming dilution, as adjusted	$0.33		$0.30		$0.57		$0.51

Net income (loss), as reported	$3,070	2.7%	$(3,182)	(2.8)%	$5,170	2.3%	$(57,510)	(26.2)%
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	56,301	25.7
Income taxes	1,880	1.6	(1,376)	(1.2)	3,261	1.5	(166)	(0.1)
Interest	3,608	3.1	3,692	3.3	7,051	3.2	7,455	3.4
Securitization cost	134	0.1	176	0.2	255	0.1	364	0.2
Depreciation	4,817	4.2	4,821	4.2	9,589	4.3	9,734	4.4
Amortization	164	0.1	—	—	327	0.2	—	—
Restructuring and other charges (A)	(13)	—	8,921	7.8	101	—	8,921	4.1

EBITDA	$13,660	11.8%	$13,052	11.5%	$25,754	11.6%	$25,099	11.5%

Margin percentages reflect percentage of net sales.

(A)	Restructuring charges were $(0.01) million, net of tax, and $0.1 million, net of tax, for the three and six months ended December 31, 2003, respectively, and $5.9 million, net of tax, for the three and six months ended December 31, 2002.